Exhibit 15

August 4, 2003

PartnerRe Ltd.
Chesney House
96 Pitts Bay Road
Pembroke HM 08

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PartnerRe Ltd. and subsidiaries for the periods ended June 30, 2003 and 2002, as indicated in our report dated August 4, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, is incorporated by reference in Registration Statements Nos. 333-11998 and 333-107242 on Forms S-8, and Registration Statements Nos. 333-101486 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche
Hamilton, Bermuda